Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 12.5% INCREASE IN
THIRD QUARTER EARNINGS FROM CONTINUING OPERATIONS,
EXTENDS FACE MASK AGREEMENT.

           TOTOWA, N.J., August 8, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the third quarter ended June 30, 2007.

          Income from continuing operations increased 12.5% to $8,733,000, for the third quarter of fiscal 2007 compared to $7,764,000 for the third quarter of fiscal 2006. Earnings from continuing operations per diluted share increased 12% to $.66 per share for the third quarter of fiscal 2007 compared to $.59 per share for the third quarter of fiscal 2006.

          Net revenues for the third quarter of fiscal 2007 increased 6.6% to $51,735,000 compared to $48,544,000 in the comparable period last year.

          Following are the net revenues by business segment for the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED
	JUNE 30,
	2007	2006	PERCENT
			CHANGE
Anesthesia	$19,876	$18,379	8.2%
Respiratory/Critical Care	11,550	11,438	1.0%
Sleep	13,352	11,973	11.5%
Interventional cardiology/radiology	6,957	6,754	3.0%
Net Revenues	$51,735	$48,544	6.6%

          For the nine month period ended June 30, 2007 income from continuing operations increased 16.9% to $25,014,000 as compared to $21,390,000 for the comparable fiscal 2006 period. Diluted earnings per share from continuing operations increased 13.9% to $1.88 for the nine month period ended June 30, 2007 compared to $1.65 for the nine month period ended June 30, 2006.

          Net revenues for the first nine months of fiscal 2007 increased 6.3% to $147,790,000 as compared to $138,980,000 in the comparable period last year.

          Following are the net revenues by business segment for the nine months ended June 30, 2007 and 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE NINE MONTHS ENDED JUNE 30,
			PERCENT
	2007	2006	CHANGE
Anesthesia	$56,453	$53,957	4.6%
Respiratory/Critical Care	34,831	32,943	5.7%
Sleep	36,710	33,780	8.7%
Interventional cardiology/radiology	19,796	18,300	8.2%
Net Revenues	$147,790	$138,980	6.3%

          Terry Wall, President and CEO of Vital Signs commented “We introduced two new Anesthesia products in July: Pi’s Pillow™ and InfusaScan™. Pi’s Pillow™ is a head positioning device invented by a physician to help position the patient’s trachea for ease of intubation and increase patient comfort. InfusaScan™ is a new version of our market leading pressure infusor with a clear window that allows for bar code scanning as well as improved visibility of fluid levels.

          We have reduced our guidance to $2.55 -2.58 per share. This revision is primarily the result of slower adoption of our strategy of providing CPAP units to the patients diagnosed with obstructive sleep apnea through our sleep centers. We remain confident that we will be able to increase our distribution of CPAP devices to our patients over the next four quarters, targeting 50% market penetration.”

          On August 3, 2007, Vital Signs extended its exclusive supply agreement with Respironics for six months and purchased related mask manufacturing equipment for $1.5 million. Mr. Wall commented, “This agreement gives us additional supply chain protection as we transition the production of anesthesia face masks, avoids litigation regarding ownership of the tooling and clarifies a non-compete to protect our mask business. Previously discussed cost savings will now be realized in the third quarter of fiscal 2008.”

          On August 2, 2007 the Board approved a quarterly dividend to $0.10 per share payable on August 31, 2007 to shareholders of record on August 17, 2007.

          All non-historical statements in this press release, including Vital Signs’ guidance with respect to fully diluted earnings per share from continuing operations for fiscal 2007, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

          Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, achieving the number one market share position in the U.S. for five of its major product categories. Vital Signs also provides diagnostic services and therapeutic devices for the treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2006, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria.

VITL-G

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or William Craig, CFO
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,
	2007	2006	2007	2006
Gross revenues	$70,373	$66,259	$203,046	$189,757
Rebates	(18,071)	(16,629)	(52,332)	(47,466)
Other deductions	(567)	(1,086)	(2,924)	(3,311)

Net revenues	51,735	48,544	147,790	138,980
Cost of goods sold and services provided	23,581	22,890	68,498	66,046
Gross Profit	28,154	25,654	79,292	72,934

Expenses:
Selling, general and administrative	13,638	12,301	38,265	36,384
Research and development	2,042	1,897	5,614	5,294
Restructuring charge	—	—	—	—
Interest and other (income)/expense, net	(1,074)	(753)	(2,853)	(1,994)
Income from continuing operations
Before income taxes and minority interest	13,548	12,209	38,266	33,250
Provision for income taxes	4,538	4,153	12,479	11,196
Income from continuing operations before
minority interest	9,010	8,056	25,787	22,054
Minority interest	277	292	773	664
Income from continuing operations	8,733	7,764	25,014	21,390
(Loss) Income from discontinued operations, net	(108)	180	(494)	682
Net income	$8,625	$7,944	$24,520	$22,072

Earnings (loss) per common share:
Basic:
Income per share from continuing operations	$0.66	$0.59	$1.89	$1.66
Discontinued operations	(0.01)	0.01	(0.04)	0.05
Net earnings	$0.65	$0.60	$1.85	$1.71
Diluted:
Income per share from continuing operations	$0.66	$0.59	$1.88	$1.65
Discontinued operations	(0.01)	0.01	(0.04)	0.05
Net earnings	$0.65	$0.60	$1.84	$1.70
Basic weighted average number of shares	13,233	13,159	13,223	12,881
Diluted weighted average number of shares	13,274	13,208	13,272	12,962

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands)
	(Unaudited)
	June 30,
	2007	2006
Cash and cash equivalents	$53,237	$29,409
Short Term Investments	82,395	88,687
Accounts Receivable	37,729	29,934
Inventory	20,525	18,933
Current Assets	216,538	191,630
Total Assets	$335,014	$297,473

Current Liabilities	$17,723	$14,665
Total Liabilities	17,723	14,665
Shareholders equity	$311,382	$278,369